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                                                                    EXHIBIT 99.5


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATION THEREUNDER.

                           CONVERTIBLE PROMISSORY NOTE


                                                               DECEMBER 10, 2001
$40,000.00(U.S.)                                               CHICAGO, ILLINOIS


     FOR VALUE RECEIVED, the undersigned LC ACQUISITION CORP., a California corporation (hereinafter referred to as the "Maker"), hereby promises to pay to the order of ROSS J. MANGANO, his successors and assigns (hereinafter referred to as the "Holder"), the principal sum of FORTY THOUSAND AND 00/100 DOLLARS ($40,000.00 (U.S.)), together with interest thereon at the rate of eight percent (8%) per annum from the date hereof on the balance of principal remaining from time to time unpaid. This Promissory Note is hereinafter referred to as the "Note." All payments hereunder shall be made in immediately available funds in lawful money of the United States. Such principal sum and the interest thereon shall be due and payable on the earlier of (a) the date of the closing of the transactions in which Maker acquires the Acquired Shares (as defined below) and
(b) six months from the date hereof.

     All payments received hereunder shall be first applied to interest and the balance, if any, to principal and other amounts outstanding hereunder. Maker's obligations under this Note shall be referred to herein as "Maker's Liabilities."

     Time is of the essence of this Note and each of the provisions hereof.

     Maker represents and warrants to Holder that: (1) Maker is duly incorporated, validly existing and in good standing under the laws of the State of California; (2) all necessary corporate action has been taken on behalf of the Maker by its officers, directors and shareholders in order for the Maker to execute, deliver and perform under this Note; (3) the execution, delivery and performance of this Note does not violate any provision of any organic document of Maker or any agreement or instrument by which the Maker is bound; and (4) this Note constitutes the valid and legally binding obligation of the Maker enforceable in accordance with its terms.

     At such time as the Maker shall complete a merger or an acquisition for shares of capital stock (the "Acquired Shares") of a corporation organized under the laws of a state of the United States in a transaction that meets the following criteria (the "Closing Criteria"), this Note, including all principal and accrued but unpaid interest shall immediately be exchanged for Acquired Shares acquired by Maker such that Holder shall be entitled to receive 22,000 Acquired Shares (valued at $4.00 per Acquired Share). The Closing Criteria for the Acquired Shares are:

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          (a) The Acquired Shares shall be fully paid and nonassessable shares of a class of equity securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and are traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market Systems;

          (b) The issuer of the Acquired Shares shall have shareholders' equity of at least $25 million according to its most recent balance sheet filed with the Securities and Exchange Commission;

          (c) The net book value of the Acquired Shares shall be at least $8.00 per share according to the most recent balance sheet filed with the Securities and Exchange Commission; and

          (d) The number of Acquired Shares shall permit the full exchange of this Note for Acquired Shares.

     Holder shall immediately surrender this Note to the Maker for cancellation in connection with any exchange hereof for Acquired Shares.

     Maker may prepay in cash all or part of the principal, together with accrued interest on the amount so prepaid, without penalty during the term of this Note, provided that any such prepayment prior to the closing of the acquisition of the Acquired Shares shall require Holder's prior written consent.

     The occurrence of any one of the following events shall constitute a default by the Maker ("Event of Default") under this Note: (a) Maker fails to pay any of Maker's Liabilities when due and payable or declared due and payable (whether by scheduled maturity, required payment, acceleration, demand or otherwise); (b) Maker fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Note; or (c) Maker becomes insolvent or generally fails to pay or admits in writing its inability to pay debts as they become due, a petition under Title 11 of the United States Code or any similar law or regulation is filed by or against Maker; Maker shall make an assignment for the benefit of creditors; a custodian, receiver or trustee is appointed to take possession of any assets of Maker; any case or proceeding is filed by or against Maker for its dissolution or liquidation; or Maker is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs.

     All monies paid by Holder for the purposes herein, and all costs, fees and expenses paid or incurred in connection therewith, shall be payable by the Maker to the Holder on demand.

     Upon the occurrence of an Event of Default, without notice by Holder to or demand by Holder of Maker, all of Maker's Liabilities shall be immediately due and payable.

     All of Holder's rights and remedies under this Note are cumulative and non-exclusive.

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     If any payment becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New York, the due date of such payment shall be extended to the next business day.

     The acceptance by Holder of any partial payment made hereunder after the time when any of Maker's Liabilities become due and payable will not establish a custom, or waive any rights of Holder to enforce prompt payment thereof. Holder's failure to require strict performance by Maker of any provision of this Note or any related document shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default shall not suspend, waive or affect any other Event of Default. Maker and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Holder may do in this regard. Maker further waives any and all notice or demand to which Maker might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

     In addition to principal and interest, Holder shall be entitled to collect all costs, including, but not limited to, all costs of collection and reasonable attorneys' fees incurred in connection with any of Holder's collection or enforcement efforts, whether or not suit on this Note or any related document is filed, and all such costs and expenses shall be payable on demand. To the extent not paid, the same shall become part of Maker's Liabilities.

     Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing and shall be deemed given and received upon personal delivery or upon facsimile with confirmation receipt, or five (5) business days after deposit in the United States mail, by certified or registered mail, postage prepaid and addressed as follows:

     To Holder:       Ross J. Mangano
                      112 West Jefferson Boulevard
                      Suite 613
                      South Bend, Indiana 46601

     To the Maker:    LC Acquisition Corp.
                      c/o Union Square Partners, Ltd.
                      200 Park Avenue South
                      New York, New York 10003

Any party may change, by notice, the address to which notices to it are to be addressed.

     In connection with the issuance of this Note (this Note, and securities issued upon conversion hereof, collectively, the "Securities"), Holder hereby further agrees, represents and warrants as follows: (i) Holder is acquiring the Securities solely for its own account for investment and not with a view to or for sale or distribution of the Securities or any portion

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thereof; and (ii) Holder is an "accredited investor" within the meaning of
Regulation D promulgated under the Securities Act.

     If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

     All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

     This Note shall be governed and controlled by the internal laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects.

     No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

     This Note shall be binding upon Maker and its successors and permitted assigns and inure to the benefit of Holder and its successors and assigns. As used herein, the term "Holder" shall mean and include the successors and assigns of the Holder and the holder or holders of this Note from time to time.

     MAKER HEREBY WAIVES ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE.

                                  MAKER:

                                  LC ACQUISITION CORP., a California corporation


                                  By: /s/ FLOYD KEPHART
                                     -------------------------------------------
                                  Title:  Chairman and CEO
                                        ----------------------------------------
                                  Name:   Floyd Kephart
                                       -----------------------------------------